Exhibit 99.1

NEWS RELEASE

Five Below, Inc. Announces Promotion of Kenneth Bull to Chief Operating Officer to Drive Triple Double

PHILADELPHIA, PA – (March 13, 2023) – Five Below, Inc. (NASDAQ: FIVE) (“Five Below” or the “Company”) announced today that Kenneth Bull, Chief Financial Officer and Treasurer, has been promoted to the role of Chief Operating Officer. The Company will conduct a search for a new Chief Financial Officer, and Mr. Bull will continue to serve in this role until a new CFO is appointed.

Joel Anderson, President and CEO of Five Below, stated, “During his 17-year tenure with Five Below, including 11 years as Chief Financial Officer, Ken deftly led our 2012 transition into a public company, successfully developed our finance function and team, and instilled a culture of discipline across the organization with an unwavering commitment to financial stewardship that has been key to our growth and profitability. He is the perfect candidate for the role of COO and this is the ideal time for us to add this position.”

“Five Below has a long runway of growth and ample opportunities to increase productivity. Ken’s new role positions him to focus on important building blocks of our Triple Double growth vision including talent, systems and processes. With his significant experience and deep knowledge of the Company and its operations, Ken is uniquely qualified to excel in his new role. We are fortunate to be able to leverage his leadership and skills to recruit and onboard a new CFO while ensuring a smooth transition,” Mr. Anderson added.

Ken Bull stated, “I joined Five Below when we operated just 27 stores. As incredible as our growth has been since then, I could not be more excited about our future opportunities, assuming the role of COO and driving the initiatives that support our Triple Double growth vision. The success we have enjoyed to date is a testament to the caliber of our people and I am thankful to the entire team for building Five Below into the company it is today. It has been a privilege to work alongside an extremely talented team, and I’m looking forward to driving the next chapter of growth at Five Below.”

Mr. Bull has served as Chief Financial Officer and Treasurer since 2012. He joined Five Below as Senior Vice President, Finance in 2005 and has also served as Secretary. Previously, Mr. Bull served in various senior finance roles at other retail organizations including Urban Outfitters, Inc.

As a reminder, a conference call to discuss the financial results for the fourth quarter and full year of fiscal 2022 is scheduled for March 15, 2023, at 4:30 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 412-902-6753 approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at investor.fivebelow.com, where a replay will be available shortly after the conclusion of the call.

Forward-Looking Statements:

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect management’s current views and estimates regarding the Company’s industry, business strategy, goals and expectations concerning its market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources, store count potential and other financial and operating information. Investors can identify these statements by the fact that they use words such as “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,”

“potential,” “predict,” “project,” “future” and similar terms and phrases. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks related to disruption to the global supply chain, risks related to the Company’s strategy and expansion plans, risks related to disruptions in our information technology systems and our ability to maintain and upgrade those systems, risks related to the inability to successfully implement our online retail operations, risks related to cyberattacks or other cyber incidents, risks related to our ability to select, obtain, distribute and market merchandise profitably, risks related to our reliance on merchandise manufactured outside of the United States, the availability of suitable new store locations and the dependence on the volume of traffic to our stores, risks related to changes in consumer preferences and economic conditions, risks related to increased operating costs, including wage rates, risks related to inflation and increasing commodity prices, risks related to extreme weather, pandemic outbreaks (in addition to COVID-19), global political events, war, terrorism or civil unrest (including any resulting store closures, damage, or loss of inventory), risks related to leasing, owning or building distribution centers, risks related to our ability to successfully manage inventory balance and inventory shrinkage, quality or safety concerns about the Company’s merchandise, increased competition from other retailers including online retailers, risks related to the seasonality of our business, risks related to our ability to protect our brand name and other intellectual property, risks related to customers’ payment methods, risks related to domestic and foreign trade restrictions including duties and tariffs affecting our domestic and foreign suppliers and increasing our costs, including, among others, the direct and indirect impact of current and potential tariffs imposed and proposed by the United States on foreign imports, risks associated with the restrictions imposed by our indebtedness on our current and future operations, the impact of changes in tax legislation and accounting standards and risks associated with leasing substantial amounts of space. For further details and a discussion of these risks and uncertainties, see the Company’s periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission and available at www.sec.gov. If one or more of these risks or uncertainties materialize, or if any of the Company’s assumptions prove incorrect, the Company’s actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this news release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About Five Below:

Five Below is a leading high-growth value retailer offering trend-right, high-quality products loved by tweens, teens and beyond. We believe life is better when customers are free to “let go & have fun” in an amazing experience filled with unlimited possibilities. With most items priced between $1 and $5, and some extreme value items priced beyond $5 in our incredible Five Beyond shop, Five Below makes it easy to say YES! to the newest, coolest stuff across eight awesome Five Below worlds: Style, Room, Sports, Tech, Create, Party, Candy and New & Now. Founded in 2002 and headquartered in Philadelphia, Pennsylvania, Five Below today has over 1,300 stores in 43 states. For more information, please visit www.fivebelow.com or find Five Below on Instagram, TikTok, Twitter and Facebook @FiveBelow.

Investor Contact:

Five Below, Inc.

Christiane Pelz

Vice President, Investor Relations & Treasury

215-207-2658

Christiane.Pelz@fivebelow.com